Exhibit 99.2
Operator:
 Welcome to the Dycom earnings conference call. At this time all lines are in a listen-only mode. Later there will be a question-and-answer session and instructions will be given at that time. (OPERATOR INSTRUCTIONS). As a reminder, today’s conference is being recorded. At this time then I would like to turn the conference over to Mr. Steven Nielsen. Please go ahead, sir.
Steven Nielsen:
 Thank you, Ken. Good morning, everyone; I’d like to thank you for attending our fourth-quarter fiscal 2006 Dycom earnings conference call. With me we have in attendance Richard Dunn, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?
Rick Vilsoet:
 Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the Company’s annual report on Form 10-K for the year ended July 30, 2005 and the Company’s quarterly report on Form 10-Q for the quarter ended April 29, 2006. The Company does not undertake to update the forward-looking information. Steve?
Steven Nielsen:
 Thanks, Rick. Yesterday we issued a press release announcing our fourth quarter 2006 earnings. To ensure meaningful comparisons to last year’s fourth quarter, all references to the fourth quarter of fiscal 2005 will exclude a non-cash impairment charge of $29 million. A reconciliation of our last year’s earnings with and without this charge is attached to yesterday’s press release that has been posted to our website. In addition, please note that the fourth quarter of fiscal 2006 includes stock-based compensation expense of $1.4 million versus $300,000 in the year ago quarter. Now for the quarter ended July 29, 2006, total contract revenues were $259.9 million versus $251.3 million, an increase of 3%. Net income was $10.1 million versus $16.6 million, a decrease of 39%. Fully diluted earnings per share was $0.25 versus $0.34, a decrease of 26%. Backlog at the end of the fourth quarter of 2006 was $1.42 billion versus $1.55 billion at the end of the third quarter, a decline of $130 million. Of this backlog approximately $749 million is expected to be completed in the next 12 months. Please note that with regards to a certain multi-year project relating to fiber deployments, we have included in backlog those amounts relating to work estimated to be performed during calendar years 2006 and 2007. For the fourth quarter our earnings exceeded the upper end of our expectations due to solid operating performance and sales of surplus assets at attractive returns. Gross margin increased sequentially by 137 basis points from the prior quarter. The increase in gross margin was due in part to improved performance across a number of our businesses; the full quarterly effect of new contracts secured during the third quarter; work volumes from a large project that were stable during the quarter; solid spending from a customer currently securing approval for a merger; and growth in installation services for cable operators. G&A was flat sequentially demonstrating tight expense control. Cash flow from operations was strong in the quarter at $37.2 million and totaled over $100 million for the year. Days sales outstanding increased slightly sequentially one day to 79 days. Capital expenditures net of disposals totaled $10.7 million. During the quarter we continued to de-lever the business, reducing borrowings under our credit facility by over $11 million, while net debt declined by almost $27 million. And finally, Prince, our recent acquisition, performed to expectations with growth accelerating throughout the quarter. During the quarter we experienced the effects of a growing overall economy, expenditures by one telephone company which were sequentially stable, solid spending by another telephone company in the process of merging, sequential and year-over-year growth with two other phone companies, and improved results from cable operators. During the quarter we performed work for Verizon’s fiber to the premise initiative in the states of New Hampshire, Massachusetts, Rhode Island, New York, Maryland, Virginia, Florida and Texas. Revenue from Verizon was $49.4 million during the quarter, down from $70.4 million in the year ago quarter, but only slightly down sequentially from $50.3 million in the third quarter. At 19% of revenue Verizon was our largest customer. Revenue from BellSouth was up slightly compared to the year ago quarter reflecting solid levels of operating activity despite its impending merger with AT&T. BellSouth was our second largest customer at $46.7 million or 18% of total revenue. Embarq, formerly Sprint’s local telephone division, grew both year-over-year and sequentially to $22 million in revenue and was our fourth largest customer. Revenue from Comcast was $25.6 million. Comcast was Dycom’s third-largest customer for the quarter at 9.9% of revenue. Interestingly, after adjusting for acquired revenue from Prince and eliminating hurricane restoration work in prior periods, revenue from Comcast in both the third and fourth quarter of fiscal 2006 grew sequentially. This is the first occurrence of two consecutive quarters of sequential growth with Comcast since the second half of fiscal 2004. Employee headcount increased since the end of April to 9,352. During the quarter we continued to book new work and renew existing work. For Comcast we secured bandwidth expansion projects in the Bay Area in Sacramento, California as well as Charleston, South Carolina. From Time Warner we received an upgrade in fiber project in Maine and New Hampshire relating to several former Adelphia properties, and from Cox Communications a bandwidth expansion project in Orange County, California, and finally for Sumter Cooperative in Florida, a three-year renewal of our underground electrical installation contract. Throughout the quarter Dycom continued to demonstrate strength. First and foremost we maintained solid customer relationships throughout our markets; secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We are convinced that the commitment by the three RBOCs to deploy fiber deeper into their networks remains solid and growing and are encouraged by increasing levels of activity nationwide by rural fiber deployment by dozens of different entities including an increasing number of investor-owned rural local exchange carriers. In fact, it is clear that we are participating in a rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and delivery of new service offerings that stretches across the nation and has really just begun. Additionally, we are pleased with the growth in our installation services for cable operators and encouraged with recent wins of several cable bandwidth expansion projects and a meaningful upturn in bidding activity for cable operators. Finally, we have maintained our solid financial strength generating significant cash flow from operations for the year of over $100 million, which has allowed us to de-lever the business while still making significant capital investments to facilitate future growth. As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. After weighing all of the factors we have discussed today as well as our current expectations, we have updated our forecast as follows. For the first quarter fiscal 2007, we anticipate earnings per share of $0.22 to $0.27 on revenues of $250 to $270 million. This outlook anticipates continued growth in the U.S. economy, seasonally normal weather, no significant storm restoration revenues, broad solid operating performance, somewhat less other income as we anticipate fewer assets will be sold, and non-cash compensation expense of approximately $1.8 million on a pre-tax basis during the quarter. At this point I will turn the call over to Dick Dunn, our CFO. Dick.
Richard Dunn:
 Thanks, Steve. Before I begin my review, let me point out that for the purposes of this call we have eliminated the following two items from our GAAP results. First, in Q4 the prior fiscal year, we recorded a pre-tax goodwill impairment charge of approximately $29 million related to the company’s White Mountain Cable Construction subsidiary. On an after-tax basis, the impact was also approximately $29 million as there was no tax benefit associated with the charge. The impact on EPS was $0.59 in Q4 and $0.59 for the full fiscal year. Second, in Q3 of the current year, we recorded a non-cash pre-tax goodwill impairment charge of approximately $14.8 million related to the company’s Can Am Communications subsidiary. On an after-tax basis, the impact was also approximately $14.8 million, as there was no tax benefit associated with the charge. The impact on EPS was $0.35 for the full fiscal year. Unless otherwise noted, my discussion will eliminate the impact of these items. We’ve also provided a reconciliation of these amounts to our GAAP net income in the table which is attached to yesterday’s press release, which is available on our Website under the heading Corporate and subheading Corporate News. With that in mind, I will begin my overview of our quarterly financial performance, starting with the income statement. Contract revenues for the fourth quarter were $259.9 million, up 3.5% from last year’s Q4 of $251.3 million. Excluding revenues attributable to subsidiaries not owned during Q4 of fiscal 2005, revenues for the current quarter would have been $231.4 million, a decrease of 7.9%. Total revenue for the year ended July 29th increased 3.8% to $1.024 billion versus fiscal year 2005 revenues of $986.6 million. Excluding revenues attributable to subsidiaries not owned for all of fiscal year 2005, revenue for the year would have been $903.9 million, a decrease of 4.2%. For the quarter, the top five customers accounted for 59.5% of total revenues versus 64% for the prior year’s fourth quarter. For the year ended July 29th, sales for the top five customers as a percent of the total were 60.9% versus 64.4% for the prior year. The top five customers and their respective percentages of revenue for Q4 fiscal year 2006 and 2005 are as follows, beginning with Q4 of 2006 — Verizon at 19%; BellSouth at 18%; Comcast at 9.9%; Embarq, formerly Sprint, at 8.5%; and Charter at 4.1%. Now turning to Q4 2005, top five were — Verizon at 28%; BellSouth 18.4%; Embarq 7.6%; Comcast 6.3%; and Charter 3.7%. Net income for the fourth quarter was $10.1 million versus adjusted net income of $16.6 million in fiscal year 2005 representing a decrease of 39.1%. Adjusted net income for the year ended July 29th was $33 million, a decrease of 38% from the prior year’s adjusted net income of $53.3 million. These net income numbers have been adjusted to exclude the two items mentioned in my opening remarks. Fully diluted earnings for the quarter were $0.25 per share, a 26.5% decrease from last year’s $0.34 per share results. EPS for the year ended July 29th decreased 27.8% to $0.78 per share versus last year’s $1.08 per share. These numbers have also been adjusted to exclude the impairment charges noted in my opening remarks. Fully diluted earnings per share were calculated utilizing weighted average common share counts of approximately 40.4 million and 42.1 million for the quarter and full year periods respectively. This contrasts with weighted averag e share counts of approximately 48.8 million and 49.2 million for the comparable prior year period. These declines in weighted average share count were the result of our Dutch tender offer which was completed in the first quarter of the current fiscal year. Compared to the fourth quarter of fiscal 2005 cost of earned revenue as a percentage of contract revenue increased by 100 basis points and depreciation and amortization increased by 30 basis points. General and administrative costs decreased 58 basis points compared to the fourth quarter of last year and included $1.1 million of incremental expenses associated with stock-based compensation. Absent these expenses G&A declined 101 basis points. For the year ended July 29th, cost of earned revenue as a percent of contract revenues increased by 206 basis points while depreciation and amortization was essentially unchanged as a percent of revenue. General and administrative costs as a percent of contract revenues declined by 18 basis points and included $3.7 million of incremental expenses associated with stock-based compensation. Absent these expenses G&A declined 54 basis points. Depreciation expense for the fourth quarter was $11 million versus $10.2 million for the fourth quarter of the prior fiscal year. The effective tax rates for the quarter and fiscal year were 41.2% and 40.3%, respectively, versus 38.2% and 39.2%, respectively, for the prior year’s period. Other income for the quarter, primarily consisting of gains on the sale of fixed assets, was $2.1 million versus $7 million in Q4 of the prior fiscal year. Included in our Q4 2005 amount was a gain on the sale of a portion of our assets used for electric utility customers. Net of cost this portion of the prior year’s other income line represented a gain of approximately $0.04 per share. Net interest expense for the quarter and year was $3.1 million and $10.1 million, respectively, versus $462,000 and $924,000 of income for the prior year period. This change was primarily due to borrowings associated with our Dutch tender offer completed in Q1 of fiscal 2006 and the purchase of Prince Telecom in Q3 of the current fiscal year, partially offset by positive cash flow associated with our operations. For the quarter our cash flow from operating activities was $37.2 million. The primary components of this cash flow were adjusted net income of $10.1 million, depreciation and amortization of $12.2 million, and decreases in working capital of approximately $14.5 million. Investing and financing activities for the quarter used $23.5 million. The primary components of this use consisted of capital expenditures of $15.5 million and principal payments on notes of $13.2 million, partially offset by proceeds from the sale of assets of $4.8 million. Cash and cash equivalents at the end of the quarter were $27.3 million, up $13.7 million from the prior quarter. During the quarter net receivables decreased from $153.7 million to $146.9 million, resulting in a DSO of 51.4 days versus 54.1 days at the end of the third quarter, a decrease of 2.7 days. Net unbilled revenue balances increased in the quarter from $68.4 million to $79.1 million, resulting in a DSO of 27.7 days, an increase of 3.6 days from Q3’s figure of 24.1 days. On a cumulative basis the combined DSO for our trade receivables and unbilled revenues increased from 78.1 days to 79.1 days, an increase of one day. At July 29th the accrual for our self insured casualty program was $59.6 million, essentially unchanged from the end of the third quarter. And during the fourth quarter of fiscal 2006, revenue from multi-year master service agreements represented 72.4% of contract revenues versus 58.2% in Q4 of the prior year. Revenues from long-term contracts and multi-year master service agreements represented 85.4% of contract revenues versus 89.2% for Q4 of t he prior fiscal year. Steve.
Steven Nielsen:
 Thanks, Dick. Ken, we will open the call for questions.
Operator:
 (OPERATOR INSTRUCTIONS). Simon Leopold, Morgan Keegan.

Simon Leopold:
 Great, thank you very much for taking the question. A couple of housekeeping things I’d like to see if you can run through quickly. One is the revenue breakout between your reporting segments — the Telecom, the utility line locating and other?
Richard Dunn:
 Sure. We can give you the breakdown between the categories of customers. With regards to telecom installations, for the quarter it was 49.8%; cable TV at 21.9%; utility locating at 22%; and other at 6.3%.
Simon Leopold:
 And just trying to get a sense of some of the trends here between the telco versus the cable carriers, it seems as if the telco business may be slowing down and the cable business may be picking up. Just trying to get a sense of directionally how you’re quantifying that move, whether the assessment is correct, and how much of it if any you can attribute to various drivers. For example, the Adelphia upgrades by Comcast and Time Warner, as well as new services like voice over IP coming out of Comcast?
Steven Nielsen:
 Yes, Simon, this is Steve. I’m not sure that I would characterize our view on telco as slowing. I think that if you look at the work that we do for Embarq, that was up nicely year-over-year about 14%. While not a top five customer, Qwest was up year-over-year nicely. And while BellSouth is obviously working through some the issues of the merger, that was up year-over-year although not as much as it has been but still up. Our perspective on Verizon is that seasonally that’s a little stronger business in the first half of the year than the second half. So we’re comfortable that that is also on track. So I’m not sure I would say that we see that business slowing. In some ways with AT&T’s announcement of the commercial launch of their fiber to the node Lightspeed project in San Antonio, I think there’s actually catalyst for further growth as we go into calendar ‘07. Now with respect to cable, clearly we have received one project that is directly attributable to the closing of the sale of Adelphia to Comcast and Time Warner. So we certainly see that as a driver. We mentioned Cox, Cox is undergoing a program to reassess and upgrade their bandwidth of their networks nationwide, which is just beginning. We see Comcast initiating some bandwidth expansion projects, and so I think on the outside plant side we see that coming off of what has been a slow period in the business over the last couple years. I also anticipate that as more of the carriers broadly deploy VoIP that we’ll see growth on the installation side of the business because truck rolls are required really for that service and there will also be some relatively significant amount of outside plant activity as the networks are swept and gotten into good shape for VoIP deployment. So at least from my perspective we’re still early in ultimate telco expansion as AT&T and others look to expand the bandwidth in their networks and we’re probably even closer to birth in terms of a new cycle of cable spending, but we certainly see indications that will be growing and on the installation side of the business that is quite busy right now.
Simon Leopold:
 Sure, understood. I guess I didn’t mean to imply that the telco was bad. Where I’m getting at with this line of questioning is trying to understand perhaps the gross margin trend in that historically I believe you’ve gotten a better gross margin from some of the cable MSO business and if there is a mix shift where the cable customers perhaps are growing faster, that this might be favorable to your gross margin trend as we look out to the next several quarters.
Steven Nielsen:
 Yes. I think cable has always been a good business for us. We like that type of business. I think what I would emphasize is that as we see a broadening of demand for the services across both telco and cable customers as they converge and are both actively in the marketplace that just gives us the ability to be more selective in the projects that we undertake and for us it’s always been about selecting the projects with the best gross margin opportunities .So as we see breadth in the business that just allows us to be more selective. The other thing it does is we have subsidiaries that are excellent long-term performers that just have not had a lot of opportunity in the last couple years to demonstrate that and we are confident that as those subsidiaries have opportunity that they will be able to earn the margins in their businesses that they have had in the past because we’ve not had management turnover. So we feel good about breadth in the business.

Simon Leopold:
 And one more question before giving somebody else a chance, hopefully a straight forward one. Anecdotally we’ve heard that the cable companies and telcos have had some challenges hiring installers for the new services. This may create opportunities for you, but just wondering how you’re seeing the market for hiring and staffing.
Steven Nielsen:
 I think it is a challenge right now to get all of the installation capacity that both industries would like. We think that’s a good thing. That enables us to support some reassessment of the pricing environment with our customers and also is a good indicator of the durability of the expansion, so we like that. We now have in our business almost a little north of 2,000 installers, which it’s up since the end of July, and so a little tightness around that only emphasizes the uniqueness of our service offering and having that many folks available.
Simon Leopold:
 Thank you very much.
Operator:
 Andrew Obin with Merrill Lynch.
Andrew Obin:
 Great quarter. I have a question just to clarify, just to get at the same issue with margin expansion. I’m just trying to understand, are we having fewer bad contracts or better pricing on new work? Maybe it’s another way of asking the same question.
Steven Nielsen:
 I think there are two issues, Andrew. Clearly, as we have added contracts, we have been able to appropriately reflect fuel cost and other things. So clearly we have been able to, as we’ve talked about on the last call, that we have seen renewals of contracts at increased prices, in part by cost but also in part supported by the scarcity of resources, which is always necessary to have those kind of conversations. I think the other thing is, what we have done is as we highlighted on Comcast, we have finally cycled to the low point probably three or four months ago, at least as we see it today in our businesses that were predominantly cable related, and as activity picks up there, we will have opportunity to add contracts that in the growth cycle will certainly have better margins than as when we were continually managing our cost structure down as revenue was declining. Once again, because we do have service contracts predominantly and not as much individual contracts, it is not just a question of good contract or bad contract. It is really a question of the growth cycle and not having to wind down or reduce levels of activity under prior agreements that we had from 2003 and 2004.
Andrew Obin:
 Let me ask you another follow-up question on labor, just to follow up. Another issue we have been hearing is that the quality of labor is an issue, particularly productivity of labor. And it seems, for example, I guess for Prince Telecom, ability by — I guess for having smart guys on the ground and being able to offer your customers what they need on the spot as a key part of the strategy. Have you been seeing any deterioration of the labor quality or how you are managing the process to make sure that you’re getting the top workforce on the ground?
Steven Nielsen:
 I think as always, because we have generally participated in whatever regional market for that customer for a long period of time, we have a steady diet of new applicants that in some way is self-selecting because they are generally referrals from people that are working for us currently. So I wouldn’t say that we have been any deterioration in the quality of the people that we are hiring. The other thing is we spent a lot of money on training. In our installation business right now, we are spending a significant amount of dollars every week growing the work force, and that is just part of what being in our business entails. So I don’t think we have seen any marked deterioration in the workforce. In fact, as prices go up and wages go up, we will compete favorably we think with other career opportunities for new applicants.

Andrew Obin:
 And high labor costs are baked into your contracts, right?
Steven Nielsen:
 Well, it is not a question of high labor cost. The way we compensate the majority of our folks is on a unit basis, and so as they are more productive, they earn more money. So they can impact their own compensation by being productive. We help them with training, the right tools and equipment and good supervision and management, but each individual can impact their own paycheck and that has always been successful for us in driving effective hourly wages above competing alternatives in the economy.
Andrew Obin:
 Thank you very much.
Operator:
 John Rogers, D.A. Davidson.
John Rogers:
 Good morning. Just curious, Steve, in terms of fiber to the work, how much actual revenue did you generate from fiber installations in the quarter?
Steven Nielsen:
 That’s a tough question for us to answer, John, because we do the fiber to the premise business with Verizon, but we do lots of fiber business with BellSouth every day. I mean, predominantly all major new subdivisions in BellSouth service territory are fiber. We do lots of reinforcement work, and we are doing a lot of fiber projects right now, for example, with Embarq where in rural America they are cutting countywide school system contracts where we have to go and deploy the fiber to enable that bandwidth to schools. So it is difficult for me to say, other than if you looked at the growth at Embarq, for example, a good percentage of our BellSouth revenue is probably fiber related, in addition to Verizon.
John Rogers:
 I guess what I’m trying to get at too, is with Verizon and the decline there, at what point do we start to see that level off as their fiber spend increases?
Steven Nielsen:
 They have historically, and it’s been a little difficult for us to get our arms around it, but as we get deeper into the project they’ve tended to have somewhat stronger first halves than second halves and I just think that’s the way they’d like to manage their business and we’re comfortable with that. But I do think that now that we have in ‘06 kind of a calendar year steady run rate that we would look for continued growth as they go into next year’s program. Of course, depending upon where they budget their capital dollars because we don’t work throughout the country for them, but we still feel comfortable that that’s a nice growth opportunity.
John Rogers:
 Okay. And last question if I could. In terms of acquisition opportunities, either smaller operators or consolidation I guess options — with the shortages of capacity and labor are you seeing more pressure for consolidated — are people looking for M&A activity?
Steven Nielsen:
 I think there are a fair number of targets out there and I’ve been looking at companies now for almost ten years so I’ve seen the ebb and flow. I think what is more fundamental a driver than labor is when businesses that have been through tougher periods in the economy or in their particular industry start coming out the other side, it may be somewhat counterintuitive, but I think they sit there and say well, I got through the tough spot and I’d now like to monetize the value in the business, and good sellers understand that they’ve got to leave some potential growth to the acquirers. And so this is the part of the cycle where you generally see a pickup in activity and I think that’s been true generally.

John Rogers:
 Okay, great. Thanks and congratulations.
Steven Nielsen:
 Thanks, John.
Operator:
 Alex Rygiel, FBR.
Alex Rygiel:
 Congratulations on a nice quarter, gentleman.
Steven Nielsen:
 Thanks, Alex.
Alex Rygiel:
 Dick, a question for you. If you could run through the other top five customers or top ten customers I’d appreciate it.
Richard Dunn:
 I’m going to provide you the — in this case the dollar amounts. Number six would have been Qwest at $9.6 million; ALLTEL at $7.9 million; DirecTV at $7.1 million; Questar Gas at $5.6 million; and Time Warner at $5.3 million.
Steven Nielsen:
 And ALLTEL, Alex, just to be clear, went through a spin-off and is now Windstream.
Alex Rygiel:
 Sure, who is Western Gas?
Steven Nielsen:
 Questar Gas, it’s the local gas company in Salt Lake City.
Alex Rygiel:
 And is that an MSA contract or is that just a one-off contract?
Steven Nielsen:
 It’s a combination. We actually do unit work and hourly work for them and also individual reinforcement projects.
Alex Rygiel:
 So it’s safe to assume that that customer is going to remain at sort of that higher level?
Steven Nielsen:
 There is some project work involved there, but we picked up this year a couple of master agreements in other parts of the state. And so I think you’d see at least half if not better of that number, kind of a baseline of activity.
Alex Rygiel:
 And you talked about a number of rural telcos starting to increase their spending. Can you highlight two or three other customers that have gone from relatively zero to something in maybe your top 20?
Steven Nielsen:
 We concentrate on the top 10, as you’re aware, because it usually represents about 80% of the business or even more. We do work for Bright House Networks, we think that that’s a potential growth opportunity. There may be some opportunities with insight. But what’s even better for us I think is that we see customers that we have not been all that aggressive as they work through the cycle starting to spend additional money. And for us, when we can fill up our existing relationships and footprint, that’s always good growth.
Alex Rygiel:
 And if you sort of look at the numbers your employee base is up 14% or so, revenues are up 3.5%. That would suggest that you’ve decreased the amount of subcontracting work. Can you talk about that or address that and maybe quantify what percentage of your revenue is being performed by subs?
Steven Nielsen:
 I think what you see there, Alex, is a mix shift. If you remember last year in the fourth quarter we did a little over $70 million with Verizon and that dropped year-over-year about $20 million. I think a large portion of that is probably subcontract related, and then you backfill that with growth in the installation side of the business and master contract business on telco. So I think it’s really just kind of a rotation amongst customers where we used different approaches. So it doesn’t signify a shift in how we manage the business as much as just a mix between different opportunities amongst customers.
Alex Rygiel:
 And how do you think that mix shift could change over the next six to nine months with cable activity coming back?
Steven Nielsen:
 Well, cable construction activity also relies on subcontractors because we have good partners and vendors that work for us there, and so some of that pickup will be through subcontractors rather than in-house. The installation activities are predominantly — such as Prince — are predominantly hiring in-house as well as the growth we’re seeing them locating is also in-house headcount. So it’s really just a mix.
Alex Rygiel:
 Back in fiscal 2004 your operating margins were around 9.5%, 250 basis points, where they are today, and back in fiscal ‘04 you were very active with Comcast. It would appear that the cable market is starting to come back again. Are there any meaningful issues with regards to the macro environment today that would suggest that margins would be materially different for new cable business going forward versus cable business back in fiscal ‘04?
Steven Nielsen:
 The cable business with respect to installation is a service business and there is less capital involved and so it’s had good margins and the margins grew last quarter. I don’t know that they get to the construction margins that we saw. The construction activity that we see, we think that we will make the kind of margins on that that we have historically and it’s just a question of how much of this Adelphia upgrade work comes out, what the balance of resources is and really just having a broadening across our business. We also have very good businesses that work for phone companies. But we have had challenging times on the cable side because we just haven’t had a lot of opportunity. So I think it’s not only mix shift but also breadth that will be important going forward.
Alex Rygiel:
 Are install margins above, on par, or below reported corporate margins?
Steven Nielsen:
 The Prince acquisition was accretive in the quarter.
Alex Rygiel:
 And in the quarter you highlighted meaningful uptick in bidding activity when you were talking I think about the Prince business. Is that correct or was that across?

Steven Nielsen:
 No, that’s across all of cable. So it includes not only the installation activity, which is more right now given the shortage of resources really more of a negotiating opportunity. There are certain markets around the country, very limited, but as a data point where they’re offering bonuses to add installers. So that’s more of a negotiated business. The bid opportunities are more on the construction and upgrade side.
Alex Rygiel:
 One last question. As it relates to your backlog, it’s been somewhat of an apples to oranges comparison for the last couple years as you’ve included Verizon and different methodologies. Could you give us an apples-to-apples comparison of backlog from fiscal 4Q of ‘05 that correlates to the $1.420 billion of today and the $749 million of today?
Steven Nielsen:
 Yes, we have that right here. At July ‘05 the backlog was $1.136 billion and the next 12 month backlog at July ‘05 was $555 million.
Alex Rygiel:
 And what was the methodology of the $1.136 billion as it related to Verizon?
Alex Rygiel:
 There was less Verizon activity in there than there is currently to the tune of 12 months at this point. Still, if we add that back in based on our run rates on those contracts — because not all of our Verizon business is fiber to the premise. We also do locating for them, engineering and other things. It was constant in both periods. The backlog is still up year-over-year. We had some good contract wins in the April quarter. I think if you go back historically the July quarter is not a real robust period because just the summer schedule for new contract awards.
Alex Rygiel:
 So if I take Verizon’s trailing 12-month revenues of $190 and I add that to the $1,137, would that create an apples-to-apples comparison of $1,327 versus the $1,420?
Steven Nielsen:
 It’s close. Some of the 190 has backlog that extends past the cut-off last year a minor amount in the locating and engineering business, but directionally that’s correct.
Alex Rygiel:
 Great, thank you.
Operator:
 Ehud Gelblum, JPMorgan.
Ehud Gelblum:
 Thank you very much, I apologize if you may have answered some of these questions before. You gave a year-over-year comparison for BellSouth; I was wondering if you had a sequential comparison. And if you could parse out the work you’ve done on BellSouth for BellSouth how much of that still if from Katrina construction versus fiber to the curb versus other work for BellSouth and what the momentum looks like there?
Steven Nielsen:
 In our April quarter Q3 we reported $58.5 million in revenue and I believe we disclosed we had $8.9 or $9 million worth of storm-related work, both Katrina and Wilma. So pull that back out, it was just a hair under $50 million. So we were at $46.7 million in the July quarter. So it was down somewhat, that’s not unusual for the July quarter. They tend to try to focus on getting out of the gate strongly each year. So April is usually a little bit stronger, but still a pretty solid quarter. For us, because the work that we do for BellSouth is not only construction but locating and other businesses, we don’t think about that as being fiber related because that’s just part of running our business.

Ehud Gelblum:
 Right. In the guidance you have for the following quarter, what is the implicit assumption on BellSouth? That it stays relatively constant or that it increases or that it’s going to fall off with the merger?
Steven Nielsen:
 We have forecasted a slight shift downward that we think is just taking a conservative view going into the merger. And obviously no storm restoration is in the number.
Ehud Gelblum:
 Have they indicated any type of slowdown with respect to the merger or is it just more caution from experience?
Steven Nielsen:
 This is the only BellSouth merger we’ve been through, but just out of prudence, just to do that. Once again, it’s not unusual for the RBOCs to spend a little bit less in the second half of the year than the first half of the year.
Ehud Gelblum:
 It’s the only BellSouth merger anyone has been through.
Steven Nielsen:
 Exactly.
Ehud Gelblum:
 Equally on Verizon, can you give us a sense? You said that you thought that Verizon may actually be a little bit stronger in the second half of the year. Is that sort of an implicit assumption in your thought process for the guidance for October?
Steven Nielsen:
 For us and the way that we look at it, they are on track and comfortable with passing the 3 million homes pass this year. They always have been a little bit stronger in the first half than the second half; and so we’ve got that indicated down slightly as we’re thinking about the October quarter. So both of the two customers, just to go to our breadth comment earlier, we’re forecasting it slightly down, but yet we think the mid point of the range is stable if maybe not a little bit up and that’s because the breadth of the business is growing.
Ehud Gelblum:
 Right. Is there any — last thing — are there any assumptions that you’re making, both for Verizon and BellSouth, but primarily in Verizon going forward as the mix of their business shifts from aerial more towards trenching or vice versa, and as they move from one market to another is there some major shift — the thought process had been originally that Verizon was doing more aerial originally — a move towards more trenching areas as time goes, does that impact your business with them?
Steven Nielsen:
 Well, we predominantly provide services to them on the underground portion of the build. Although, we do a little bit of aerial in limited parts of the country.
Ehud Gelblum:
 But would you be able to see an uptick — is there an actual shift going on there is what I’m trying to get at or is that sort of just a theoretical concept that they are moving — that they started with aerial and moving more towards underground and that that would help you in time, or is that more a theoretical concept than an actual practical one that you’re seeing?
Steven Nielsen:
 Well, I think if the build over time shifts to underground that will be a good thing for us. But we are not — that’s up to Verizon to determine the mix and where they build and for them to communicate if there’s any kind of shifts going on. We are not getting in the business of indicating anything about the build other than we’re very thankful that they are a good customer.
Ehud Gelblum:
 You’re not seeing that now?
Steven Nielsen:
 We’re just not going to comment.
Ehud Gelblum:
 Okay, appreciate it. Thank you.
Operator:
 Alan Metrani, Sylvan Lake.
Alan Metrani:
 Just following up on Alex’s question earlier. If you look at your employee base over the years it seems like you’ve been able to do more work with fewer employees. Last quarter you had 9,200 with roughly the same amount of revenues, and the go back a couple years — fiscal ‘04 you did $261 million of revenues with 7,700 plus some odd employees. So you’re getting less revenues for employees yet you’re still hiring sort of meaningfully. I realize there’s a couple of acquisitions in there, too. How much do you think you can do with the current employee force in terms of your revenue rate? You have kept SG&A pretty constant. So maybe just give us a sense of where we can go in the next year or two.
Steven Nielsen:
 I think once again, Alan, you’ve to think about this as certain opportunities are more conducive to be provisioned with subcontractors and others who are much more likely to use in-house employees and it’s really that mix that drives the headcount. As you indicated, we’re pretty good about keeping our middle management and corporate G&A headcount fixed as those shifts happen, but the number of employees in the field is certainly something that depends on what we’re doing and who we’re working for. As far as I’m concerned, and we do this, we fine-tune this in our businesses — as we look at what we can secure good subcontractors for, if there’s attractive gross margins there we’ll use subcontractors; if we’re not as happy with those margins and we need to do it in-house we’ll do it in-house. So we always fine-tune that and it moves back and forth depending on the opportunity.
Alan Metrani:
 Okay. Can you give us a sense as what kind of work, whether its cable versus some of the telcos, you feel you could do more in-house work as opposed to outsourcing?
Steven Nielsen:
 We generally do the installation work. Part of the installation service that we — where we like to think that we differentiate ourselves is that we have a professional workforce and company-owned vehicles that have solid, consistent and complete training, and so that we’re going to do ourselves. We’re only going to use subcontractors in a very limited way. Also in the locating business we tend to do that in-house. In the construction businesses we have maintained robust capacity in-house, but we will tailor the percentage of in-house to subcontractor based on specific opportunities and labor supply and where the gross margins are best for the business.
Alan Metrani:
 Can you give us a sense as — do you have a sense at least for the next year or two as to how big revenues can get with the same — roughly with the same employee force?
Steven Nielsen:
 On the installation side it has to grow. On the cable side or other pieces of the business where we use subcontractors it can grow materially with the same amount of management. I think maybe another way to think about it is that there’s a core administrative function at the subsidiary levels where we have subsidiaries who in the past have been much larger than they are today, particularly in the cable business that as we get growth there we don’t have to add any headcount from a G&A perspective. That was analogous to the environment that we had in fiscal ‘04 versus fiscal ‘03 where we grew the business organically about $120 million, acquired $120 million and G&A went up like $5 million. So I think that’s the way we think about it more than what we can do. Now certainly in the 9,300 there are more folks in training because of the installation business than what we would have seen a year ago. And as those folks come out of training then they start creating revenue which is good for the business.
Alan Metrani:
 Okay. And Dick, can you give us a sense of where CapEx — what’s your CapEx budget for this coming year? It ticked down this past year. Is it going to be flat, down, up? Just give us a sense of where you’re budgeting for this year?
Richard Dunn:
 Probably the $45 to $50 million range.
Steven Nielsen:
 As always with our CapEx, if we see growth opportunities because of our operating cash flow and the strength of the balance sheet we’re going to spend the money. So we’ve secured some renewals and one or two new contracts this quarter and we may spend some extra money doing that, but that will just be a good thing.
Alan Metrani:
 And what about uses of cash in terms — you have paid down debt the last few quarters and generated some cash. Can you just talk about whether it’s debt paydown, whether it’s acquisitions. Just talk a bit about where cash is going in the next year, plus?
Steven Nielsen:
 We’re done on the revolver. We’ve got some acquired leased debt that’s a minor amount. So if you look at other than the $150 million high yield note, the rest of that debt probably cycles off in the next 12 months, including one note that comes off in this first quarter for about $3 million or a little better. So for us it’s about good capital investments in our fleet, growth opportunities and an opportunistic approach to acquisitions when they make sense.
Alan Metrani:
 Okay. And then lastly, can you just give us TXU for the quarter? They seemed to be absent a bit from your top 10. How were they this past quarter?
Richard Dunn:
 They came in 11th and they were about 4.9.
Alan Metrani:
 Okay, thank you.
Operator:
 Simon Leopold, Morgan Keegan.
Simon Leopold:
 Thanks for taking a follow-up. I was hoping you could give us a little bit more color on the Prince contributions in the quarter — how big were they, what were the trends relative to the previous quarter and what’s your outlook on that specific business? Thank you.
Steven Nielsen:
 We always break out acquired revenue from companies not owned in both periods, so it will be in our 10-K. But the number for Prince was about $29 million in the quarter in revenue. So in Dick’s organic revenue discussion, Simon, you can back that out and get exactly to his number. In terms of future growth prospects we’re training folks and growing that business which is why we bought it.

Simon Leopold:
 Okay. Thank you very much.
Operator:
 Diane Keefe, Pax World Funds.
Diane Keefe:
 Good quarter, I was interested in the accrued self-insurance liability, though, because year-over-year that’s grown about $20 million, hasn’t it? And I was wondering if there are any actions you could take to limit its growth going forward?
Richard Dunn:
 I think you’ve got to combine both the current and the long-term, you may be just looking at —
Steven Nielsen:
 It didn’t grow $20 million; in total it was about the same, but there was a mix shift between short-term and long-term.
Richard Dunn:
 Right. And of course we had some add because of the Prince acquisition, too.
Steven Nielsen:
 In the year ago period it was $50 million roughly and in the current period it was about $60 million. So it’s up about $10 million.
Richard Dunn:
 Right. We got Prince as part of that.
Steven Nielsen:
 And just the overall — as we get into the program some — Prince, for example, had some prior balances that we brought in.
Diane Keefe:
 And how much of that then was Prince?
Richard Dunn:
 Probably about two or three.
Diane Keefe:
 Okay. Thanks.
Operator:
 Alex Rygiel, FBR.
Alex Rygiel:
 Steve, if you do a back of the envelope it looks like your backlog for both methods in which you disclosed it is up about 6% year over year. Can you talk as to whether or not that backlog growth is from your top 10 customers or from your all other category?
Steven Nielsen:
 It is top 10. I haven’t done the analysis, but I’m sure that it’s generally going to flow out of the top customers. That’s where the growth is. The other thing, Alex, just as I thought through your comment earlier, we did acquire some backlog with Prince which we disclosed on the call that narrows the year-over-year growth but it’s still up. But just keep that in mind. As always, please keep in mind that for us more backlog is better than less, but it’s not highly correlated to future growth.

Alex Rygiel:
 Sure. and with your comment with regards to the labor market appearing to be tightening a little bit as well as your customer base broadening, I suspect that if there is no material shift in the makeup of your revenue mix type of work you’re doing, service versus construction, then margins over the next 12 months should also be improving from this point, correct?
Steven Nielsen:
 We will have the normal seasonal pattern of margins so that the second quarter will be the low point in gross margin for the year, but we’re hoping to be up. I don’t know that I’ve indicated on a call — the margin performance this year was not acceptable and I didn’t get a bonus and I’m not planning on that for next year.
Alex Rygiel:
 Thank you.
Operator:
 Alan Metrani, Sylvan Lake.
Alan Metrani:
 Can you just — it seems like the cable and telco world is finally aligned, everybody who was going to spin-off looks like they’ve done it and Adelphia has bought in, Embarq and all the other new name companies are set for calendar ‘07 at least or at least the end of ‘06 once the BellSouth deal closes. It seems like the loser to some degree is satellite as they don’t have the multiple offerings that are keeping customers. Can you just tell us what you’re seeing from some of your satellite customers in terms of pricing or in terms of new adds and how you’re going to offset any slowdown?
Steven Nielsen:
 Our participation in satellite is limited to one major metropolitan market where activity I think was in line with what that customer disclosed in the second calendar quarter so that it was down a little bit. I don’t think that we’re the best data point for people to ask about satellite just because we have a very narrow footprint.
Alan Metrani:
 Thank you.
Operator:
 Alex Rygiel, FBR.
Alex Rygiel:
 Steve, one last question. What do you think about your stock price here at $19, a couple dollars below where you executed your fairly large share repurchase program?
Steven Nielsen:
 We remain convinced that the recapitalization was a good idea whose merit will be demonstrated over time. We’ll operate a business and the way to grow earnings and the stock price will take care of itself.
Alex Rygiel:
 Thank you.
Operator:
 Diane Keefe, Pax World Funds.
Diane Keefe:
 I just wondered what kind of macroeconomic growth forecast is implied in your corporate forecast because we’re seeing now economic growth in the range of 2% to 2.5% possibly for 2007 versus the first quarter this year which was very strong. What have you implied in what you’ve forecasted for your own company?

Steven Nielsen:
 We don’t do a whole lot of macroeconomic forecasting. We rely on what our customers tell us and on the levels of activity that we see. To the extent that a slowdown is more consumer led rather than business led and not focused on CapEx or non-residential construction, we’re feeling good about the business. The trend-line with increased voice over IP deployments for cable operators — whether it’s a 5% growth environment or a 2.5% growth environment it’s going to have little or no impact on factors like that as well as things like fiber to the premise. So from our perspective — manageable growth over a sustained period of time is fine for the business and 5% becomes 2.5% but the year after it’s 3% — it shouldn’t have any material impact on the business.
Diane Keefe:
 That’s comforting. One follow-up just in terms of trying to get a handle on your margins. For the businesses that you’re actually having these employees, you said the margins were unacceptable and — not that I want you not to get a bonus, I was thinking beforehand when I saw $3.7 million in bonuses I was thinking, hmm, who are those going to? Is that locked and loaded into your compensation systems for other employees?
Steven Nielsen:
 I think there’s a couple things going on. The margins that we were talking about were not with respect to the in-house folks, we’re very satisfied with those. The overall level of margin in the business in fiscal ‘06 was better than anybody else in the industry generally, but not up to our standards historically. So that was the comment on the margins. So we’re working every day to make those better. The stock-based compensation expense is the 123(R) expense associated in part with options that have been granted in prior periods and in part was some performance shares that we issued in the current year as we shifted from options to restricted stock and are not reflective of cash bonuses to anybody.
Diane Keefe:
 Got it.
Steven Nielsen:
 That’s why they’re non-cash stock-based awards.
Steven Nielsen:
 Okay?
Diane Keefe:
 Yes.
Steven Nielsen:
 Ken, are there any more questions? If there are we’ll take one more.
Operator:
 At this time we have no further questions in queue.
Steven Nielsen:
 Okay. We thank everybody for your time and attention and we’ll speak to you again just before Thanksgiving. Thank you.
Operator:
 Ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.